Exhibit 10.4
ADDENDUM TO
SEPARATION AGREEMENT AND GENERAL RELEASE
Bernardo Hees (“Executive”) and Kraft Heinz Foods Company (“Kraft Heinz” or “the Company”), the parties to the Separation Agreement and General Release executed June 25, 2019 (“Original Agreement”), hereby agree to addend the Original Agreement by adding the following provision to its terms and conditions:
    1.    Executive’s health and dental benefits will end on June 30, 2019 (“Termination Date”). Beginning with the first day following the Termination Date, Executive may elect to continue coverage for himself and his enrolled dependents for up to eighteen (18) months through COBRA. Beginning with the first day following the Termination Date, Kraft Heinz will provide twelve (12) months of Company-paid COBRA (i.e., medical/RX drug and dental coverage) for Executive and his enrolled dependents. “Company-paid” is defined as the employer’s portion of the premium for such coverage including the COBRA administration fee. Executive will continue to pay his current premium charged for such coverage. Be advised that Vision is excluded from Company-paid COBRA coverage as it is not a company-subsidized plan. Executive will have the opportunity to elect vision coverage and pay for it at his expense. If Executive becomes eligible for other group coverage during the 12-month Company subsidized COBRA period, Executive will need to notify the Kraft Heinz Benefits Center as he will no longer be eligible for the subsidy.
This Addendum is in addition to the terms and conditions of the Original Agreement. The terms and conditions of the Original Agreement and releases contained therein apply equally to this Addendum and are incorporated herein.

/s/ Bernardo Hees	Date:	June 30, 2019
Bernardo Hees

ACCEPTED FOR THE KRAFT HEINZ COMPANY

By:	/s/ Melissa Werneck

Title:	Chief People Officer

Date:	June 30, 2019